                                                                    Exhibit 99.1


[HARRIS INTERACTIVE LOGO]

For Immediate Release


          David Clemm to Retire as Vice Chairman of Harris Interactive

           Will Continue Service as an Outside Director of the Company


Rochester, NY, March 15, 2002 -- Harris Interactive(SM) (Nasdaq: HPOL), announced today that David Clemm will retire as vice chairman, effective
April 1. After that time, he will continue to serve on the board of the Company as an outside director. Clemm's responsibilities for global operations and Internet research development will transition to others within the Company.

"David, has been my partner and friend for almost 20 years. Harris Interactive would not be where it is today without the many great contributions and effort of David Clemm," stated Gordon S. Black, chairman and CEO of Harris Interactive. "David has served this Company extremely well. His vision, determination and guidance have been instrumental in growing Harris Interactive from a small, regional company to a world leader in Internet-based market research - we couldn't have done it without him. I look forward to his continuing contributions as a member of the board," concluded Black.

"I have known David for years, first as a worthy competitor, and now as a valued teammate," said Al Angrisani, president and COO of Harris Interactive. "I have enjoyed working with David as we integrated these two Companies, and his experience and skill have been invaluable in that process. His daily efforts will be missed, but Harris Interactive will still benefit from his continued participation on the board. We all wish him much success for the future."

Harris Interactive acquired Total Research Corporation of Princeton, NJ in November 2001. Since then, the two companies have undergone an extensive integration process, which is now complete. The combined Company has offices in the U.S., the U.K. and Japan and is now one of the 20 largest market research firms in the world.

                                    -- ### --

About Harris Interactive
Harris Interactive (Nasdaq: HPOL) is a worldwide market research and consulting firm, best known for The Harris Poll(R) and its pioneering use of the Internet to conduct scientifically accurate market research. Strengthened by its recent merger with Total Research Corporation, the Company now combines the power of technology with international expertise in predictive, custom, strategic research. Headquartered in the United States, with offices in the United Kingdom, Japan and a global network of local market and opinion research firms, the Company conducts international research with fluency in multiple languages. For more information about Harris Interactive, visit www.harrisinteractive.com. EOE M/F/D/V


Press Contacts:
Dan Hucko
Harris Interactive
585-214-7470
dhucko@harrisinteractive.com